UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2008

StockerYale, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 13, 2008, Mark W. Blodgett, the President, Chief Executive Officer and Chairman of the Board of StockerYale, Inc. (“StockerYale”), sent a letter to the Chief Executive Officer and Chairman of Virtek Vision International Inc. (“Virtek”) pursuant to which StockerYale proposed acquiring Virtek. Virtek is based in Waterloo, Ontario, Canada and its stock trades on the Toronto Stock Exchange. StockerYale’s letter to Virtek indicates that it would expect that the aggregate consideration to be paid for Virtek would be approximately $22 million, or $0.65 per share, payable in cash and common stock of StockerYale. StockerYale indicated that the common stock portion of the consideration would be equal to 19.9% of the total number of issued and outstanding shares of StockerYale common stock. Virtek issued a press release on Friday, May 16, 2008 that publicly announced the receipt of this letter.

The StockerYale letter sets out a number of conditions to the transaction including, without limitation, satisfaction with its due diligence of Virtek, board approval, confirmation of funding, no material adverse change in Virtek’s business or prospects, obtaining the requisite regulatory, shareholder and other approvals and the execution and delivery of definitive agreements. StockerYale has received a non-binding indication of interest from a lender to provide the cash portion of the purchase price.

StockerYale has been informed that the Board of Directors of Virtek intends to meet next week, to discuss the letter and to decide what action it will take in response to the letter.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: May 16, 2008	By:	/s/ Mark W. Blodgett
Mark W. Blodgett President, Chief Executive Officer and Chairman of the Board